Exhibit 10.2

JACOBS ENGINEERING GROUP INC.

NONQUALIFIED STOCK OPTION AGREEMENT

(Awarded Pursuant to the 1999 Outside Director Stock Plan,
as Amended and Restated effective December 9, 2015)

This Agreement is executed on ___________, by and between JACOBS ENGINEERING GROUP INC., a Delaware corporation (the “Company”), and ____________ (“Optionee”) pursuant to the Jacobs Engineering Group Inc. 1999 Outside Director Stock Plan, as amended and restated effective December 9, 2015 (the “Plan”).  Unless the context clearly indicates otherwise, capitalized terms used in this Agreement, to the extent they are defined in the Plan, have the same meaning as set-forth in the Plan.

1.Stock Option

(a)The Company hereby grants to Optionee the option (the “Option”) to purchase up to ________ shares of Common Stock at a purchase price of $_____ per share, to be issued upon the exercise thereof in cumulative annual installments as follows:

(i)

An installment of 25% of the Option shall become exercisable one year following the date upon which this Option is granted (the “Grant Date”), with additional installments of 25% becoming exercisable on each anniversary of the Grant Date so that the Option is fully exercisable at the end of four years from the Grant Date.

(ii)	No Option may be exercised in whole or in part prior to the one year anniversary of the Grant Date.

(b)If the Optionee dies while in office or becomes Disabled, or upon the occurrence of a Change in Control, all installments of the Option shall vest and become fully exercisable.

(c)No installment of the Option that was not exercisable on the date on which the Optionee ceases to be a director of the Company for any reason, other than by reason of death or the Optionee becoming Disabled, shall thereafter become exercisable by the Optionee or his successors and assigns.

(d)The Option may not be exercised after the first to occur of the following events:

(i)	The expiration of ten years from the Grant Date;

(ii)	In the case of the death of the Optionee while in office, or the Optionee becoming Disabled, the expiration of the remaining term of the Option;

(iii)	In the case of the resignation of the Optionee, the expiration of the remaining term of the Option;

(v)

In the case of the Optionee’s disqualification or removal from the Board of Directors, other than removal or replacement caused by the Optionee’s death or Disability, the expiration of three months from the date of disqualification or

Jacobs Engineering Group Inc.

1999 Outside Director Stock Option Grant Agreement

removal, unless the Optionee dies within said three-month period, in which case the expiration of one year from the date of death.

2.Exercise of Option

(a)Each installment of this Option as set forth above may be exercised, in whole or in part, in one or more exercises, during the time periods stated above.  In no event shall the Company be required to issue fractional shares.  This Option, or any exercisable portion thereof, may be exercised solely by delivery to the Company of all of the following prior to the time when this Option or exercisable portion thereof, becomes unexercisable under Paragraph 1:

(i)	Notice in writing signed by Optionee or another person then entitled to exercise this Option or portion, stating that this Option or portion is being exercised; and

(ii)

Payment of the full purchase price of the Option.  The purchase price may be paid by the constructive exchange, or by the assignment and delivery to the Company, of shares of Common Stock that have been owned by the Optionee prior to the exercise, or a combination of cash and such shares having a total value equal to the option exercise price.  Any shares so exchanged or assigned shall be valued at their Fair Market Value, as defined in the Plan.

(iii)

If this Option or portion is being exercised pursuant to Paragraph 4 hereof by any person or persons other than the Optionee, then proof, reasonably satisfactory to the Company, of the authority of such person or persons to exercise this Option or portion.

3.Withholding Taxes

The payment of withholding taxes, if any, due upon the exercise of the Option granted by this agreement may be satisfied by instructing the Company to withhold from the shares of Common Stock that would otherwise be issued and delivered to the Optionee upon exercise that number of shares, or a combination of cash and shares so withheld, having a total value equal to the amount of income and withholding taxes due (up to the minimum required tax withholding rate for the Optionee or such other rate that will not cause an adverse accounting consequence or cost) as determined by the Company.  Any option shares so withheld shall be valued at their Fair Market Value, as defined in the Plan.  Under no circumstances can the Company be required to withhold from the shares of Common Stock that would otherwise be issued and delivered to the Optionee upon exercise a number of shares having a total value that exceeds the amount of withholding taxes due as determined by the Company at the time of exercise.  Optionee acknowledges and agrees that, except as would result in adverse tax consequences under Section 409A of the Code, the Company may delay any exercise of the options granted hereunder until the Optionee has made arrangements satisfactory to the Company to satisfy any tax withholding obligations of the Optionee.

Jacobs Engineering Group Inc.

1999 Outside Director Stock Option Grant Agreement

4.Transferability of Options

The rights of the Optionee under this Agreement shall not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent and distribution.  During the lifetime of Optionee, unless otherwise determined by the Company, an option shall be exercisable only by Optionee.

After the death of Optionee, any exercisable portion of this Option may, prior to the time when such portion becomes unexercisable under the provisions of Paragraph 1(d), above, be exercised by the Optionee’s personal representative or by any person empowered to do so under court order, by will or the laws of descent and distribution (such personal representative or other person empowered to act under court order is hereinafter referred to as a “Third Party”).  The Optionee acknowledges and agrees that except as provided in Paragraph 8, the Company may delay any exercise of the options granted hereunder until it has received satisfactory proof of the Third Party’s right to exercise the options.

5.Certain Conditions To Issue Of Shares

No shares may be issued upon the exercise of this Option if, in the opinion of counsel for the Company, all then applicable requirements of the Securities and Exchange Commission and any other regulatory agencies having jurisdiction and of any stock exchange upon which the shares of the Company may be listed are not fully met, and, as a condition of Optionee’s exercise of this Option, Optionee shall take all such action as counsel may advise is necessary for Optionee to take to meet such requirements.

6.Optionee’s Service as Director

The rights granted to Optionee under this Agreement are conditioned upon the agreement of Optionee to continue to serve as a director of the Company for a period of at least one year after the date of this Agreement, and Optionee hereby so agrees.

7.Miscellaneous Provisions

This Agreement is governed in all respects by the Plan, except as provided by the Plan, and applicable law.  In the event of any inconsistency between the terms of the Plan and this Agreement, the terms of the Plan shall prevail.  Optionee shall have no rights as a shareholder with respect to shares covered by this Agreement until the issuance of such shares.  The Company shall not be obligated to make any adjustment for dividends or other rights for which the record date is prior to the date the shares are issued under this Agreement.  This Agreement shall impose no obligation upon Optionee to exercise this Option.  This Agreement shall impose no obligation on the Company or its Board to continue Optionee as a director of the Company for any period.  This Agreement shall be construed, administered and enforced according to the laws of the State of California.

8.Code Section 409A

It is intended that the Option granted pursuant to this Agreement shall not constitute a “deferral of compensation” within the meaning of Section 409A of the Code and, as a result, is

Jacobs Engineering Group Inc.

1999 Outside Director Stock Option Grant Agreement

intended to be in compliance with the requirements of Section 409A. The Board of Directors, in its sole discretion, shall determine the requirements of Section 409A of the Code applicable to the Plan and this Agreement and shall interpret the terms of each consistently therewith. Notwithstanding any other provision in this Agreement, the Agreement may not be modified in a manner that would cause the Option to not be in compliance with Section 409A of the Code. Under no circumstances shall the Company have any liability under the Plan or this Agreement for any taxes, penalties or interest due on amounts paid or payable pursuant to the Plan and/or this Agreement, including any taxes, penalties or interest imposed under Section 409A of the Code.

9.Agreement of Optionee

By signing below or electronically accepting this Award, Optionee (1) agrees to the terms and conditions of this Agreement, (2) confirms receipt of a copy of the Plan, the prospectus and all amendments and supplements thereto, and (3) appoints the Secretary of the Company and each Assistant Secretary of the Company as Optionee’s true and lawful attorney-in-fact, with full power of substitution in the premises, granting to each full power and authority to do and perform any and every act whatsoever requisite, necessary, or proper to be done, on behalf of Optionee which, in the opinion of such attorney-in-fact, is necessary to effect the delivery of shares to the Optionee upon the exercise of this Option, in accordance with the terms and conditions of this Agreement.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date set forth above.

JACOBS ENGINEERING GROUP INC.

By:

Steven J. Demetriou, President & Chief Executive Officer